Exhibit 99.1

Contact Information:

Alan I. Rothenberg

Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1ST CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2012

Los Angeles, CA (November 6, 2012) – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company for 1st Century Bank, N.A. (the “Bank”), today reported net income for the three and nine months ended September 30, 2012 of $687,000 and $2.0 million, respectively, compared to $354,000 and $593,000 for the same periods last year. Pre-tax, pre-provision earnings for the three and nine months ended September 30, 2012 were $712,000 and $2.1 million, respectively, compared to $354,000 and $868,000 for the same periods last year.

Pre-tax, pre-provision earnings, a non-GAAP financial measure, is presented because the Company believes adjusting its results to exclude taxes and loan loss provisions provides stockholders with a useful metric for evaluating the core profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision earnings is provided in the table below.

Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of the Company stated, “I'm encouraged by our financial results for the current period. I believe that our core earnings reflect the strength of our balance sheet, as well as the continued progress we are making in connection with resolving our problem loans. For twelve consecutive quarters, we have experienced a decline in our percentage of non-performing loans to total loans. At September 30, 2012, this ratio was 2.6%, and has declined by over 25% compared to the same period last year. In addition, I believe we're well positioned and prepared to benefit as quality loan demand improves. Highlights for the quarter and year-to-date periods include:

●	Growth in total assets from $405 million at December 31, 2011 to $474 million at September 30, 2012;
●	Growth in total deposits from $332 million at December 31, 2011 to $397 million at September 30, 2012, while reducing our cost of deposits to 18 basis points during the current year-to-date period;
●	Continued improvement in our credit quality, with non-performing assets being reduced to $6.5 million at September 30, 2012, compared to $7.6 million at December 31, 2011;
●	Growth in total investments from $130 million at December 31, 2011 to $195 million at September 30, 2012;
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Improved net interest income of $3.4 million and $10.1 million for the three and nine months ended September 30, 2012, respectively, compared to $2.8 million and $8.2 million for the same periods last year, despite a decrease in our net interest margin; and

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Improved diluted earnings per share, increasing to $0.08 per share and $0.23 per share during the three and nine months ended September 30, 2012, respectively, compared to $0.04 per share and $0.07 per share during the same periods last year.”

Jason P. DiNapoli, President and Chief Operating Officer of the Company stated, “I'm further encouraged by our ability to consistently grow our core deposit relationships. We believe that these customer relationships are one of the most meaningful parts of our franchise value; and we continue to emphasize our service as a means of differentiating ourselves from competitors within our market. Deposits have increased by approximately 20% since the beginning of the year, and our cost of deposits has declined to 16 basis points during the current quarter.”

2012 3rd Quarter Highlights

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The Bank's total risk-based capital ratio was 15.68% at September 30, 2012, compared to the requirement of 10.00% to generally be considered a “well capitalized” financial institution for regulatory purposes. The Bank's equity is comprised solely of common stock, and does not include any capital received in connection with TARP, or other forms of capital such as trust preferred securities, convertible preferred stock or other equity or debt instruments.

•	Total assets increased 17.0%, or $69.1 million, to $474.4 million at September 30, 2012, from $405.3 million at December 31, 2011.

•

Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits, and money market deposits and savings, were $350.8 million and $285.6 million at September 30, 2012 and December 31, 2011, respectively, representing an increase of $65.1 million, or 22.8%.

•	Net interest margin was 2.95% and 3.07% for the three and nine months ended September 30, 2012, respectively, compared to 3.05% and 3.27% for the same periods last year.

•	Cost of funds were 23 and 25 basis points for the three and nine months ended September 30, 2012, respectively, compared to 32 and 31 basis points for the same periods last year.

•	Investment securities were $194.7 million at September 30, 2012, representing 41.0% of our total assets, compared to $129.9 million, or 32.1% of total assets at December 31, 2011.

•

Loans were $241.3 million at September 30, 2012, compared to $233.0 million at December 31, 2011. Loan originations were $23.7 million and $70.6 million during the three and nine months ended September 30, 2012, respectively, compared to $18.0 million and $58.4 million during the same periods last year.

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As of September 30, 2012, the allowance for loan losses (“ALL”) was $4.9 million, or 2.02% of total loans, compared to $5.3 million, or 2.27% of total loans, at December 31, 2011. The ALL to non-performing loans was 76.76% and 69.47% at September 30, 2012 and December 31, 2011, respectively.

•	Non-performing loans to total loans was 2.64% and 3.26% at September 30, 2012 and December 31, 2011, respectively.

•	Non-performing assets as a percentage of total assets declined to 1.37% at September 30, 2012, compared to 1.88% at December 31, 2011.

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For the three and nine months ended September 30, 2012, the Company recorded net income of $687,000, or $0.08 per diluted share, and $2.0 million, or $0.23 per diluted share, respectively. For the three and nine months ended September 30, 2011, the Company recorded net income of $354,000, or $0.04 per diluted share, and $593,000, or $0.07 per diluted share, respectively.

Capital Adequacy

At September 30, 2012, the Company's stockholders' equity totaled $48.6 million compared to $45.1 million at December 31, 2011. At September 30, 2012, the Bank's total risk-based capital ratio, tier 1 risk-based capital ratio, and tier 1 leverage ratio were 15.68%, 14.43%, and 9.49%, respectively, compared to the requirements of 10.00%, 6.00%, and 5.00%, respectively, to generally be considered a “well capitalized” financial institution for regulatory purposes.

Balance Sheet

Total assets at September 30, 2012 were $474.4 million, representing an increase of approximately $69.1 million, or 17.0%, from $405.3 million at December 31, 2011. The increase in total assets is primarily attributable to growth in our deposit portfolio. Cash and cash equivalents at September 30, 2012 were $36.5 million, representing a decrease of $5.4 million, or 12.9%, from $41.9 million at December 31, 2011. Investment securities were $194.7 million at September 30, 2012, compared to $129.9 million at December 31, 2011, representing an increase of $64.8 million, or 49.8%. The increase in our investment portfolio is primarily attributable to the purchase of agency mortgage-backed securities and corporate notes of $62.3 million and $28.4 million, respectively, during the nine months ended September 30, 2012. The average life of our investment securities was 3.14 years and 3.50 years at September 30, 2012 and December 31, 2011, respectively. Loans were $241.3 million and $233.0 million at September 30, 2012 and December 31, 2011, respectively. The nominal growth within our loan portfolio is primarily being caused by a lack of quality loan demand, as well as elevated prepayment speeds during the current year. Prepayment speeds for the three and nine months ended September 30, 2012 were 19.4% and 21.9%, respectively, compared to 38.1% and 12.3% for the same periods last year.

Total liabilities at September 30, 2012 increased by $65.6 million, or 18.2%, to $425.8 million, compared to $360.2 million at December 31, 2011. This increase is primarily due to growth within our non-interest bearing deposits of $47.7 million, and is primarily due to our continued core deposit gathering efforts. Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits and money market deposits and savings, were $350.8 million and $285.6 million at September 30, 2012 and December 31, 2011, respectively, representing an increase of $65.1 million, or 22.8%.

Credit Quality

Allowance and Provision for Loan Losses

The ALL was $4.9 million, or 2.02% of our total loan portfolio, at September 30, 2012, compared to $5.3 million, or 2.27%, at December 31, 2011. At September 30, 2012 and December 31, 2011, our non-performing loans were $6.4 million and $7.6 million, respectively. The ratio of our ALL to non-performing loans was 76.76% and 69.47% at September 30, 2012 and December 31, 2011, respectively. In addition, our ratio of non-performing loans to total loans was 2.64% and 3.26% at September 30, 2012 and December 31, 2011, respectively.

The ALL is impacted by inherent risk in the loan portfolio, including the level of our non-performing loans, as well as specific reserves and charge-off activities. There was no provision for loan losses for the three and nine months ended September 30, 2012. There was no provision for loan losses for the three months ended September 30, 2011 and a $275,000 provision for loan losses for the nine months ended September 30, 2011. The decline in provision for loan losses recorded during the nine months ended September 30, 2012, compared to the same period last year, is primarily due to the improvement in the level of our criticized and classified loans, which generally consist of special mention, substandard and doubtful loans. Special mention, substandard and doubtful loans were $888,000, $8.1 million and none, respectively, at September 30, 2012, compared to $6.8 million, $10.4 million, and $900,000, respectively, at September 30, 2011. We had net recoveries of $15,000 and $162,000 during the three months ended September 30, 2012 and 2011, respectively, and net charge-offs of $403,000 and $312,000 during the nine months ended September 30, 2012 and 2011, respectively. Management believes that the ALL as of September 30, 2012 and December 31, 2011 was adequate to absorb known and inherent risks in the loan portfolio.

Non-Performing Assets

Non-performing assets totaled $6.5 million and $7.6 million at September 30, 2012 and December 31, 2011, respectively. Non-accrual loans totaled $6.4 million and $7.6 million at September 30, 2012 and December 31, 2011, respectively. At September 30, 2012, non-accrual loans consisted of three commercial loans totaling $1.8 million, one commercial real estate loan totaling $3.1 million, one commercial land loan totaling $1.1 million and one consumer related loan totaling $345,000. At December 31, 2011, non-accrual loans consisted of four commercial loans totaling $2.2 million, two commercial real estate loans totaling $3.8 million, one commercial land loan totaling $1.3 million and one consumer related loan totaling $345,000. At September 30, 2012, other real estate owned (“OREO”) consisted of one commercial real estate property totaling $50,000 and one undeveloped land property totaling $90,000. There was no OREO outstanding at December 31, 2011. As a percentage of total assets, the amount of non-performing assets was 1.37% and 1.88% at September 30, 2012 and December 31, 2011, respectively.

Net Interest Income and Margin

During the three and nine months ended September 30, 2012, net interest income was $3.4 million and $10.1 million, respectively, compared to $2.8 million and $8.2 million for the same periods last year. These increases were primarily attributable to additional interest earned in connection with our loan and investment portfolios as compared to the same periods last year, and were the result of increases in the average balances of these portfolios during the current periods, partially offset by a decline in yields earned.

The Company's net interest margin (net interest income divided by average interest earning assets) was 2.95% for the three months ended September 30, 2012, compared to 3.05% for the same period last year. This 10 basis point decline in net interest margin is primarily due to a decrease in the yield on earning assets, partially offset by a decline in the cost of interest bearing deposits and borrowings. The decrease in yield on earning assets is primarily attributable to a decline in interest rates earned on these assets during the three months ended September 30, 2012, as compared to the same period last year, and was caused by a general decline in interest rates, as well as competitive loan pricing conditions in our market, which have continued to compress loan yields. During the three months ended September 30, 2012 as compared to the same period last year, the decline in our cost of interest bearing deposits and borrowings is primarily attributable to a decrease in interest rates paid on these accounts. The average cost of interest bearing deposits and borrowings was 0.38% during the three months ended September 30, 2012 compared to 0.49% for the same period last year.

The Company's net interest margin was 3.07% for the nine months ended September 30, 2012, compared to 3.27% for the same period last year. This 20 basis point decline in net interest margin is primarily due to a decrease in the yield on earning assets, partially offset by a decline in the cost of interest bearing deposits and borrowings. As discussed above, the decrease in yield on earning assets is primarily attributable to a decline in interest rates earned on these assets during the nine months ended September 30, 2012, as compared to the same period last year, and was caused by a general decline in interest rates, as well as competitive loan pricing conditions in our market, which have continued to compress loan yields. In addition, the decline in our cost of interest bearing deposits and borrowings is primarily attributable to a decrease in interest rates paid on these accounts. The average cost of interest bearing deposits and borrowings was 0.39% during the nine months ended September 30, 2012 compared to 0.48% for the same period last year.

Non-Interest Income

Non-interest income was $424,000 and $1.3 million for the three and nine months ended September 30, 2012, respectively, compared to $222,000 and $618,000 for the same periods last year. The increase in non-interest income during the three months ended September 30, 2012, compared to the same period last year is primarily attributable to an increase in loan arrangement fees earned in connection with our college loan funding program. The increase during the nine months ended September 30, 2012, compared to the same period last year was due to the loan arrangement fees discussed above, as well as, other income recognized on interest rate swap transactions entered into during the nine months ended September 30, 2012.

Non-Interest Expense

Non-interest expense was $3.1 million and $9.3 million for the three and nine months ended September 30, 2012, respectively, compared to $2.7 million and $8.0 million for the same periods last year. The increase in non-interest expense during the three months ended September 30, 2012, is primarily due to the additional costs incurred related to expanding the Bank's business development team and increased costs associated with our college loan funding program. During the nine months ended September 30, 2012, this increase was primarily due to the factors discussed above, as well as expenses incurred related to interest rate swaps, as well as the opening of our Santa Monica relationship office in the middle of 2011.

Income Tax Provision

During the three and nine months ended September 30, 2012, we recorded a tax expense of approximately $25,000 and $60,000, respectively. The Company does not anticipate owing any substantial taxes for Federal or State purposes until the Company's net operating losses are fully utilized. During the three and nine months ended September 30, 2011, we did not record an income tax provision.

Net Income

For the three and nine months ended September 30, 2012, the Company recorded net income of $687,000, or $0.08 per diluted share, and $2.0 million, or $0.23 per diluted share, respectively, compared to $354,000, or $0.04 per diluted share, and $593,000, or $0.07 per diluted share, for the same periods last year.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the NASDAQ Capital Market under the symbol “FCTY.” The Company's wholly-owned subsidiary, 1st Century Bank, N.A., is headquartered in the Century City area of Los Angeles, with a full service business bank in Century City, CA, and a relationship office in Santa Monica, CA. The Bank's primary focus is serving the specific banking needs of entrepreneurs, professionals and small businesses with the personal service of a traditional community bank, while offering the technologies of a big money center bank. The Company maintains a website at www.1cbank.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our management's current expectations and speak only as of the date hereof. Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) a renewed decline in economic conditions, (3) further increased competition among financial institutions, (4) the Company's ability to continue to attract interest bearing deposits and quality loan customers, (5) further government regulation and the implementation and costs associated with the same, (6) management's ability to successfully manage the Company's operations, and (7) the other risks set forth in the Company's reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from the Company's recent performance (dollars in thousands, except per share data):

	September 30, 2012	December 31, 2011	September 30, 2011
Balance Sheet Results:	(unaudited)		(unaudited)
Total Assets	$474,363	$405,274	$384,375
Total Loans	$241,320	$233,005	$184,817
Allowance for Loan Losses ("ALL")	$4,881	$5,284	$5,246
Non-Performing Assets	$6,499	$7,606	$7,170
Investment Securities-AFS, at estimated fair value	$194,659	$129,906	$103,298
Deposits:
Non-Interest Bearing Demand Deposits	$170,568	$122,843	$120,895
Interest Bearing Demand Deposits	$28,014	$20,739	$24,770
Money Market Deposits and Savings	$152,185	$142,061	$133,349
Certificates of Deposit	$46,115	$46,811	$46,893
Total Deposits	$396,882	$332,454	$325,907
Total Stockholders' Equity	$48,565	$45,051	$45,331
Gross Loans to Deposits	60.79%	70.08%	56.71%
Ending Book Value per Share	$5.33	$4.97	$4.99

	Three Months Ended September 30,
Quarterly Operating Results (unaudited):	2012	2011
Net Interest Income	$3,426	$2,815
Provision for Loan Losses	-	-
Non-Interest Income	$424	$222
Non-Interest Expense	$3,138	$2,683
Income Tax Provision	$25	-
Net Income	$687	$354
Basic Earnings per Share	$0.08	$0.04
Diluted Earnings per Share	$0.08	$0.04
Quarterly Net Interest Margin*	2.95%	3.05%

Reconciliation of QTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$687	$354
Provision for Loan Losses	-	-
Income Tax Provision	25	-
Pre-Tax, Pre-Provision Earnings	$712	$354

	Nine Months Ended September 30,
YTD Operating Results (unaudited):	2012	2011
Net Interest Income	$10,108	$8,245
Provision for Loan Losses	-	$275
Non-Interest Income	$1,260	$618
Non-Interest Expense	$9,278	$7,995
Income Tax Provision	$60	-
Net Income	$2,030	$593
Basic Earnings per Share	$0.24	$0.07
Diluted Earnings per Share	$0.23	$0.07
YTD Net Interest Margin*	3.07%	3.27%

Reconciliation of YTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$2,030	$593
Provision for Loan Losses	-	275
Income Tax Provision	60	-
Pre-Tax, Pre-Provision Earnings	$2,090	$868

*Percentages are reported on an annualized basis.